EXHIBIT 99.1

	Contacts:	Don R. Madison, CFO
Powell Industries, Inc.
FOR IMMEDIATE RELEASE		713-947-4422

Ken Dennard / ksdennard@drg-l.com
Karen Roan / kcroan@drg-l.com
DRG&L / 713-529-6600

POWELL INDUSTRIES ANNOUNCES FISCAL 2012

THIRD QUARTER RESULTS

Also announces major facilities expansion

HOUSTON — AUGUST 7, 2012 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management and control of electrical energy and other critical processes, today announced results for the fiscal 2012 third quarter ending June 30, 2012.

Revenues for the third quarter of fiscal 2012 were $194.1 million compared to revenues of $141.4 million for the third quarter of fiscal 2011. Net income for the third quarter of 2012 was $12.1 million, or $1.02 per diluted share, compared to net income of $73,000, or $0.01 per diluted share, in the third quarter of fiscal 2011.

Thomas W. Powell, Chief Executive Officer, stated. “Our third quarter results reflect solid performance by our employees across the company. We continue to focus on delivering excellent value to our customers as we provide integrated solutions for their large capital projects. Regarding our markets, activity in the oil and gas sector remains strong, particularly internationally. We are also pleased with the level of activity in the light rail traction market. We believe that there is a great deal of pent up demand in our markets.”

New orders placed during the third quarter of fiscal 2012 totaled $133 million compared to $203 million in the second quarter of fiscal 2012 and compared to $198 million in the third quarter of fiscal 2011. The Company’s backlog as of June 30, 2012 was $433 million compared to $497 million as of March 31, 2012 and compared to $491 million at the end of last year’s third quarter.

Additionally, Powell has acquired three tracts of land to support its future growth. In October 201l, Powell acquired additional space for its offshore facility on the Houston Ship Channel and recently made two more purchases, one located in Houston, Texas and one in Edmonton, Canada. These expansions will result in increased production capacity and allow the Company to expand project and after-market support operations, strengthening Powell’s proven model of delivering integrated solutions in key customer markets. The total investment in land, buildings and equipment is to be funded with cash in the amount of approximately $75 million. The construction phase began in July 2012 and is expected to be completed by September 2013. As of June 30, 2012, the Company had $106 million in cash on its balance sheet. The funding of this expansion will be through cash from operations and cash on hand.

Mr. Powell concluded, “Our decision to expand existing facilities will allow us to better serve the needs of our customers in these two very important geographic markets. As demand rises in the years to come, our ability to efficiently manage large and complex projects will be directly related to the capacity we have available.”

OUTLOOK

The following statements are based on the current expectations of the Company. These statements are forward-looking, and actual results may differ materially as further elaborated in the last paragraph below.

Based on its backlog and current business conditions, Powell Industries now expects full year fiscal 2012 revenues to range between $700 million and $725 million and full year fiscal 2012 earnings to range between $1.95 and $2.20 per diluted share.

CONFERENCE CALL

Powell Industries has scheduled a conference call for Wednesday, August 8, 2012 at 11:00 a.m. eastern time. To participate in the conference call, dial 480-629-9818 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 15, 2012. To access the replay, dial 303-590-3030 using a passcode of 4553728#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.powellind.com.

Powell Industries, Inc., headquartered in Houston, engineers packaged solutions and systems for the control, distribution and management of electrical energy and other dynamic processes. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit www.powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Nine Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
(In thousands, except per share data)	(Unaudited)		(Unaudited)
Revenues	$194,093	$141,369	$533,035	$391,153

Cost of goods sold	150,250	119,505	434,577	318,548

Gross profit	43,843	21,864	98,458	72,605

Selling, general and administrative expenses	24,826	19,410	66,112	61,876

Amortization of intangible assets	704	1,237	2,111	3,658

Operating income	18,313	1,217	30,235	7,071

Gain on sale of investment	—	—	—	(1,229)
Interest expense	59	88	203	296
Interest income	(25)	(66)	(88)	(173)

Income before income taxes	18,279	1,195	30,120	8,177

Income tax provision	6,141	1,122	12,316	3,940

Net income	$12,138	$73	$17,804	$4,237

Earnings per share:
Basic	$1.03	$0.01	$1.51	$0.36

Diluted	$1.02	$0.01	$1.50	$0.36

Weighted average shares:

Basic	11,812	11,740	11,782	11,730

Diluted	11,861	11,812	11,834	11,806

SELECTED FINANCIAL DATA:

Capital Expenditures	$6,667	$1,405	$25,546	$4,072

Depreciation and amortization	$3,391	$4,005	$9,824	$11,498

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2012	2011
(In thousands)	(Unaudited)
Assets:

Current assets	$349,551	$336,682

Property, plant and equipment (net)	77,269	59,637

Other assets	22,661	25,357

Total assets	$449,481	$421,676

Liabilities & equity:

Current liabilities	$145,571	$137,724

Long-term debt and capital lease obligations, net of current maturities	3,646	4,301

Deferred and other long-term liabilities	3,939	4,308

Stockholders’ equity	296,325	275,343

Total liabilities and equity	$449,481	$421,676

POWELL INDUSTRIES, INC. & SUBSIDIARIES

BUSINESS SEGMENTS

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
(In thousands)	(Unaudited)		(Unaudited)
Revenues:
Electrical Power Products	$186,272	$134,425	$510,910	$370,143
Process Control Systems	7,821	6,944	22,125	21,010

Total revenues	$194,093	$141,369	$533,035	$391,153

Income before income taxes:

Electrical Power Products	$18,422	$1,055	$30,066	$8,567
Process Control Systems	(143)	140	54	(390)

Total income before income taxes	$18,279	$1,195	$30,120	$8,177

	June 30,	September 30,
	2012	2011
(In thousands)	(Unaudited)
Identifiable tangible assets:

Electrical Power Products	$297,758	$248,155
Process Control Systems	12,655	10,711
Corporate	124,207	145,683

Total identifiable tangible assets	$434,620	$404,549

Backlog:

Electrical Power Products	$383,807	$394,598
Process Control Systems	49,652	48,363

Total backlog	$433,459	$442,961

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